 Exhibit 99.1

NEWS RELEASE

CONTACT: Lester A. Aaron

Chief Financial Officer

818-591-9800

UNICO AMERICAN CORPORATION REPORTS

FOURTH QUARTER AND FULL YEAR 2013 FINANCIAL RESULTS

Woodland Hills, CA, March 27, 2014 – Unico American Corporation (NASDAQ – “UNAM”) (“Unico,” the “Company”), announced today its consolidated financial results for the three and twelve months ended December 31, 2013. For the three months ended December 31, 2013, revenues were $7.7 million and net income was $0.7 million ($0.13 diluted income per share) compared with revenues of $7.9 million and net income of $0.6 million ($0.10 diluted income per share) for the three months ended December 31, 2012. For the twelve months ended December 31, 2013, revenues were $31.1 million and net income was $0.6 million ($0.11 diluted income per share) compared with revenue of $32.8 million and net income of $2.0 million ($0.36 diluted income per share) for the twelve months ended December 31, 2012.

Stockholders’ equity was $70.9 million as of December 31, 2013, or $13.27 per common share including unrealized after-tax investment losses of $0.006 million, compared to Stockholders’ equity of $70.4 million as of December 31, 2012, or $13.18 per common share including unrealized after-tax investment gains of $0.1 million.

Headquartered in Woodland Hills, California, Unico is an insurance holding company that underwrites property and casualty insurance through its insurance company subsidiary; provides property, casualty, and health insurance through its agency subsidiaries; and through its other subsidiaries provides insurance premium financing and membership association services. Unico has conducted the majority of its operations through its subsidiary Crusader Insurance Company since 1985. For more information concerning Crusader Insurance Company, please visit the Crusader’s Web site at www.crusaderinsurance.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements contained herein that are not historical facts are forward-looking. These statements, which may be identified by forward-looking words or phrases such as “anticipate,” “believe,” ”expect,” “intend,” “may,” “should,” and “would,” involve risks and uncertainties, many of which are beyond the control of the Company. Such risks and uncertainties could cause actual results to differ materially from these forward-looking statements. Factors which could cause actual results to differ materially include underwriting actions not being effective, rate increases for coverages not being sufficient, premium rate adequacy relating to competition or regulation, actual versus estimated claim experience, regulatory changes or developments, unforeseen calamities, general market conditions, and the Company’s ability to introduce new profitable products.

Financial Tables Follow –

  UNICO AMERICAN CORPORATION

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

($ in thousands)

	December 31	December 31
	2013	2012
	(Unaudited)
ASSETS
Investments
Available for sale:
Fixed maturities, at fair value (amortized cost: December 31, 2013 $11,945; December 31, 2012 $33,444)	$11,936	$33,628
Short-term investments, at fair value	93,807	86,256
Total Investments	105,743	119,884
Cash	376	161
Accrued investment income	5	156
Receivables, net	5,157	5,745
Reinsurance recoverable:
Paid losses and loss adjustment expenses	184	305
Unpaid losses and loss adjustment expenses	4,428	6,584
Deferred policy acquisition costs	3,636	3,785
Property and equipment, net	10,170	857
Deferred income taxes	1,373	1,894
Other assets	1,781	637
Total Assets	$132,853	$140,008

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Unpaid losses and loss adjustment expenses	$43,877	$49,785
Unearned premiums	15,261	16,030
Advance premium and premium deposits	465	756
Accrued expenses and other liabilities	2,354	3,041
Total Liabilities	$61,957	$69,612

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock, no par – authorized 10,000,000 shares; issued and outstanding shares 5,341,147 at December 31, 2013, and 5,341,147 at at December 31, 2012	$3,709	$3,686
Accumulated other comprehensive (loss) income	(6)	121
Retained earnings	67,193	66,589
Total Stockholders’ Equity	$70,896	$70,396

Total Liabilities and Stockholders' Equity	$132,853	$140,008

UNICO AMERICAN CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands, except per share)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)
REVENUES
Insurance Company Revenues
Net premium earned	$6,657	$6,882	$26,862	$27,318
Investment income	31	169	332	1,528
Other income	275	52	612	490
Total Insurance Company Revenues	6,963	7,103	27,806	29,336

Other Revenues from Insurance Operations
Gross commissions and fees	749	803	3,240	3,339
Investment income	—	—	1	1
Finance charges and fees earned	20	19	77	70
Other income	3	1	7	11
Total Revenues	7,735	7,926	31,131	32,757

EXPENSES
Losses and loss adjustment expenses	2,876	3,613	16,089	15,234
Policy acquisition costs	1,516	1,616	6,032	6,744
Salaries and employee benefits	1,234	1,262	5,011	5,180
Commissions to agents/brokers	54	60	232	236
Other operating expenses	713	626	2,526	2,508
Total Expenses	6,393	7,177	29,890	29,902

Income before taxes	1,342	749	1,241	2,855
Income tax expense	629	198	637	901
Net Income	$713	$551	$604	$1,954

PER SHARE DATA:
Basic
Earnings Per Share	$0.13	$0.10	$0.11	$0.37
Weighted Average Shares	5,341	5,333	5,341	5,339
Diluted
Earnings Per Share	$0.13	$0.10	$0.11	$0.36
Weighted Average Shares	5,345	5,342	5,344	5,353

UNICO AMERICAN CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

	For the Twelve Months Ended
	December 31
	2013	2012
	(Unaudited)
Cash flows from operating activities:
Net Income	$604	$1,954
Adjustments to reconcile net income to net cash from operations
Depreciation and amortization	307	139
Bond amortization, net	4	78
Non-cash stock based compensation	23	23
Tax benefit from disqualified incentive stock options	—	(16)
Changes in assets and liabilities
Net receivables and accrued investment income	738	84
Reinsurance recoverable	2,277	1,146
Deferred policy acquisition costs	150	373
Other assets	(1,034)	(122)
Unpaid losses and loss adjustment expenses	(5,908)	(4,702)
Unearned premiums	(769)	118
Advance premium and premium deposits	(291)	(62)
Accrued expenses and other liabilities	(686)	(269)
Income taxes current/deferred	476	42
Net Cash Used by Operating Activities	(4,109)	(1,214)

Cash flows from investing activities:
Purchase of fixed maturity investments	(9,395)	(1,700)
Proceeds from maturity of fixed maturity investments	30,890	58,080
Net increase in short-term investments	(7,551)	(48,117)
Acquisition of land and building	(9,000)	—
Additions to property and equipment	(620)	(765)
Net Cash Provided by Investing Activities	4,324	7,498

Cash flows from financing activities:
Repurchase of common stock	—	(243)
Dividends paid to stockholders	—	(6,409)
Proceeds from exercise of stock options	—	46
Tax benefit from disqualified incentive stock options	—	16
Net Cash (Used) Provided by Financing Activities	—	(6,590)

Net (decrease) increase in cash	215	(306)
Cash at beginning of period	161	467
Cash at End of Period	$376	$161

Supplemental Cash Flow Information
Cash paid during the period for:
Interest	—	—
Income taxes	$159	$859